Exhibit 99.1

Getty Images Acquires Stockbyte, its Largest Image Partner and

a Leading Independent Creator of Royalty-Free Imagery

Acquisition Brings Significant Wholly-Owned Content

SEATTLE, Wash. — April 6, 2006 — Getty Images, Inc. (NYSE: GYI), the world’s leading creator and distributor of visual content, announced today that it has acquired Ireland-based Pixel Images Holdings Limited, the parent company of Stockbyte and Stockdisc. The consideration will be $135 million in cash.

Stockbyte brings to Getty Images a broad range of versatile, wholly-owned content with global appeal. The content is licensed under the well known Stockbyte and Stockdisc brands through a worldwide network of distributors, the largest of which is Getty Images. Most of the content is already available on www.gettyimages.com with the remainder to be added during the current quarter. The wholly-owned content will provide Getty Images both greater flexibility and higher margins.

“Worldwide demand for imagery continues to grow as our customers increasingly explore new, image-rich communication platforms as a means to break through the clutter,” said Jonathan Klein, Getty Images’ co-founder and Chief Executive Officer. “The acquisition is in line with our strategy of acquiring and producing increased amounts of relevant wholly-owned imagery. The addition of the Stockbyte content will further enhance our ability to offer customers new licensing options, and will further extend our reach into the broadband-enabled and wireless platforms which are fast becoming a significant component of our customers’ communications mix.”

Getty Images continues to expand its lead in offering customers unmatched access to imagery at all price points in all markets and on all platforms. Over the last twelve months, Getty Images has significantly increased both the quality and amount of imagery available to customers. The company has an aggressive program to add increasing amounts of relevant content through its image partner program in addition to shooting increased amounts of new wholly-owned imagery. Getty Images has also added imagery through a number of key acquisitions which include one of the highest-quality rights managed collections (Photonica), a leader in creative royalty free imagery (Digital Vision), a leading collection of Hispanic content (Medio Images) and the inventor of and a leader in the value segment (iStockphoto).

The Stockbyte acquisition is expected to be accretive to cash flow and breakeven to 2006 earnings per diluted share, post amortization of intangible assets and synergies. Following a transition period, Stockbyte and Stockdisc will be available exclusively through Getty Images and its channel partners.

About Getty Images

Getty Images is the world’s leading creator and distributor of visual content and the first place creative professionals turn to discover, purchase and manage imagery. The company’s award-winning photographers and imagery help customers create inspiring work which appears every day in the world’s most influential newspapers, magazines, advertising campaigns, films, television programs, books and Web sites. Headquartered in Seattle, WA and serving customers in more than 100 countries, Getty Images believes in the power of imagery to drive positive change, educate, inform, and entertain. Visit Getty Images at http://gettyimages.com.

Some of the statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, assumptions and projections about Getty Images and its industry as of the time the statements are made. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause our actual results to differ materially from our past performance and our current expectations, assumptions and projections. Differences may result from actions taken by the company as well as from risks and uncertainties beyond the company’s control. These risks and uncertainties include, among others, the risks associated with currency fluctuations, changes in the economic, political, competitive and technological environments, and the risks associated with system security, upgrades, updates and service interruptions. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review the reports filed by Getty Images with the Securities and Exchange Commission, in particular our Annual Report on Form 10-K for the year ended December 31, 2005. Except as required by law, Getty Images undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or other events.

Contacts:
Investors:	US Media:

David Parker	Deb Trevino

Vice President, Investor Relations	Vice President, Communications

206.925.6930	206.925.6474

david.parker@gettyimages.com	deb.trevino@gettyimages.com

European Media:

Alison Crombie

Director, Public Relations

44 (0)207 554 2629

alison.crombie@gettyimages.com

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